EXHIBIT 10.28

AMENDED AND RESTATED

MANAGEMENT SERVICE CONTRACT

FOR MANAGEMENT BOARD MEMBER

between

Stowe Woodward AG, Am Langen Graben 22, 52353 Düren, represented by its Supervisory Board, in turn represented by its chairman, Stephen R. Light (hereinafter the “Company”)

and

Mr. Peter Williamson, Bismarckstraße 3, 69198 Schriesheim.

This Amended and Restated Service Contract for Management Board Member is made by the parties with effect as of 12 March 2008.

Reference is made to the Management Service Contract for Management Board Members made as of March 2006 in its amended and restated version between the Company and Mr. Williamson as subsequently amended and in effect on the date hereof (the “Original Agreement”).

Now therefore, in consideration of the promises and mutual covenants herein contained, and intending to be legally bound hereby, Parties hereby agree that the Original Agreement is amended and restated in its entirety as set forth below. On this basis the Parties agree upon the following Management Service Contract (“Service Contract”):

1.	Position and Scope of Duties

1.1	Mr. Williamson has been be appointed as regular member of the Management Board (Vorstand) of the Company by resolution of the Company’s Supervisory Board (Aufsichtsrat) effective March 1, 2006. The duration of this Service Contract shall be in accordance with clause 9.

1.2

Together with the other members of the management board, if appointed, Mr. Williamson shall be responsible for the management of the Company. He shall represent the Company vis-à-vis third parties together with another member of the Management Board or with a holder of Prokura. The Supervisory Board of the Company may resolve at any time that Mr. Williamson may represent the

Company alone, and may at any time resolve to withdraw a sole power of representation. The distribution of responsibilities within the Company’s management shall be determined by the Supervisory Board.

1.3	As member of the Management Board Mr. Williamson (hereinafter the “Management Board Member” or “MBM”) shall carry the title President—Xerium Europe. He shall perform his duties by observing the due diligence of a prudent business man in accordance with the laws, the provisions of this Service Contract, the Company’s Articles of Association, the standing orders for the Management Board and the Supervisory Board, resolutions of the Supervisory Board and resolutions of the Shareholders’ Meeting.

1.4	The MBM shall report to the Chief Executive Officer of Xerium Technologies, Inc. (“Xerium”), and irrespective of his general consultation obligations also consult with the Chief Executive Officer of Xerium on any issue that is beyond the ordinary operation of the business. In case of doubt, he shall request written directions or advice.

1.5	The MBM shall work whatever hours are required. His place of work shall be at his home address, considering the tasks as Managing Director Stowe Woodward Europe and the relating continuous travel activity. The home work place must be intended for continuous stay and suitable for the completion of tasks with regard to the general job requirements. This is confirmed by the MBM by signature of this Service Contract.

The Company is liable for the costs of appropriate equipment as well as for all resulting adaptation work. All the necessary work equipment at the home work place is provided by the Company free of charge, installed properly and maintained. The Company undertakes to ensure that there exists an insurance protection for the MBM for the home work place that is comparable to the insurance at the Company’s location in Düren.

1.6	Prior to commencement of work, the MBM shall comply with all standard new hire procedures of the Xerium group, including, but not limited to, acceptance of and continued compliance with the Xerium Corporate Code of Business Conduct and Ethics (the “Code”).

2.	Other Activities

2.1	The MBM shall devote his full working time and ability to the Company’s business. For the duration of this Service Contract, any other activity, be it with or without remuneration, is subject to the explicit prior written consent of the Supervisory Board. Currently such permission exists with respect to holding a managing director position (“Geschäftsführer”) in Xerium Germany Holding GmbH, Huyck.Wangner Germany GmbH, Huyck.Wangner Austria GmbH, Xerium France SAS, Stowe Woodward Sweden AB and Stowe Woodward Finland OY, in which capacities the MBM shall also report to and take directions from the Chief Executive officer of Xerium.

2.2	Academic and journalistic activity shall be permitted, provided that the Company is informed in advance, and that such activity does not adversely affect the function and working capacity of the MBM, that a disclosure of confidential information is not to be expected, and that this does not in any other way interfere with the interests of the Company.

2.3	The MBM may not hold shares or interest in another company (other than Xerium) that partly or fully competes with or is engaged in business with the Company, Xerium or any affiliated entity without prior written consent of the Supervisory Board. The acquisition of shares or interests that do not constitute a majority in shares or votes, and do not constitute a blocking minority interest, or permit noticeable influence on the business of such entity in which shares or interests are held, shall, however, be permitted to the extent not otherwise in conflict with the Code and the other policies of the Company and Xerium from time to time in effect.

3.	Remuneration

3.1	Effective as of 1 January 2008, the MBM shall receive an annual base salary of EUR 306,000 gross, the net amount of which shall be paid in twelve equal monthly instalments, payable in arrears. The Supervisory Board may review the base salary annually and in its sole discretion decide whether or not to increase it.

3.2	Subject to the approval of the Compensation Committee of the Board of Directors of Xerium, the MBM shall be eligible to participate in the annual cash bonus program of Xerium at a target participation level of 50 percent of the base salary according to clause 3.1 above, based upon the performance of Xerium and/or its European operations or such other calculation basis as determined by Xerium. It is understood between the Parties that any award under the annual cash bonus program, and their terms, are subject to the approval and discretion of Xerium, or the Compensation Committee of its Board of Directors, respectively.

3.3	In case of membership in the Company’s Management Board commencing or ending during any given fiscal year base salary and bonus shall be paid pro-rated per calendar month.

4.	Other Benefits

4.1	Travel expenses and other necessary expenses reasonably incurred by the MBM in the furtherance of the Company’s business shall be reimbursed in accordance with the rules and regulations of the Company and the applicable German tax laws as amended from time to time.

4.2	The Company shall provide the MBM with a company car for both business and private use in accordance with its rules and regulations as amended from time to time. He shall bear the taxes due on such private use in accordance with German tax laws. In case of revocation of appointment as MBM, termination of this Service Contract, or in the event of release from his duties, the MBM shall return the company car without solicitation, shall have no right of retention, and shall not be entitled to compensation or replacement, in particular for the loss of the financial advantage of private use of the company car.

4.3	For the term of this Service Contract, the Company shall make an annual payment in the amount of EUR 25,000 gross into a private pension investment plan owned by the Company to the benefit of the MBM (direct insurance—Direktversicherung). The MBM may propose a specific plan. Upon termination of this Service Contract the Company will take all reasonable steps to have the plan transferred to the MBM.

4.4	To the extent that the MBM is obliged to participate in the German public social security system (Sozialversicherung), the Company shall contribute half of the mandatory social security contributions to state unemployment insurance and old-age pension insurance, with the other half being borne by the MBM. It is understood that the MDM will opt in to the German public medical insurance system (Krankenkasse) for himself and its family. The Company shall bear the employee costs for this option. In case and to the extent that bearing such contributions constitute a taxable event, the MBM will bear the taxes due.

4.5	It is understood by the Parties that any equity award by Xerium, and the terms of any awards, are at the sole discretion of the Compensation Committee of the Board of Directors of Xerium, and that the Company cannot be held liable in connection with equity award grants. Any award granted shall, furthermore, not entitle the MBM to receive further awards in subsequent periods.

5.	Inability to Perform Duties

5.1	In case the MBM is unable to perform his duties under this Service Contract, be it for health or other reasons, he shall inform the Company immediately. This obligation to inform also applies to the estimated duration and the reasons for the inability to perform duties. In case of illness, the MBM shall provide the Company with a medical certificate regarding the inability to work and its estimated duration on the third calendar day of his inability to perform his duties at the latest.

5.2	If the MBM is prevented from carrying out his duties under this Contact due to continued illness not caused by himself, he will be entitled to receive his base salary in accordance with clause 3.1, above, for a period of up to six months commencing on the first day of his inability to work, provided that this Service Contract does not end earlier. A bonus payable in accordance with clause 3.2, above, shall remain unaffected, but shall be reduced pro rata temporis if, in reference to the full duration of the inability to work, such inability lasts for more than six months uninterruptedly. In any case, payments received by a health insurance, in particular sickness benefit and daily benefit, shall be deducted from the Company’s payments, and the obligation to pay shall cease no later than the date of termination of this Service Contract.

6.	Vacation

6.1	The MBM shall be entitled to an annual vacation of 30 working days. Saturdays are not considered working days.

6.2	The time of vacation shall be determined in agreement with the Chief Executive Officer of Xerium, thereby taking into consideration the necessities of the Company and the personal wishes of the MBM.

6.3	Vacation entitlement accrues pro rated month by month through the calendar year. This also applies to the year in which the MBM commences work with the Company as well as to the year in which he leaves.

6.4	Vacation not taken during the calendar year may only be carried forward to the next calendar year with the approval of the Company or if it could not be taken in the preceding year due to the business of the Company requiring the presence of the MBM. Vacation that cannot be carried forward according to this rule shall lapse effective December 31 of the same calendar year. Vacation carried forward must be taken by March 31 of the following calendar year, or shall then lapse. The MBM shall have no claim to payment in lieu of vacation entitlements that lapsed unless the vacation was not taken due to a specific request of the Company.

6.5	Incidentally, the German Federal Holiday with Pay Act (Bundesurlaubsgesetz) shall apply mutatis mutandis.

7.	Secrecy

7.1	The MBM shall not disclose to any third party, or use for personal gain, any confidential technical or other business information that was entrusted to him, or that has otherwise became known to him and which relates to the Company or to any affiliated entity. In particular, no information may be disclosed concerning the organisation of the business, the relations with clients and customers, and the Company’s technical know-how. This obligation shall not expire upon termination of this Service Contract but shall continue to remain in force thereafter.

7.2	Business records of any kind, including private notes concerning Company affairs and activities, shall be carefully kept and shall be used for business purposes only. No copies or extracts or duplicates of drawings, calculations, statistics and the like nor of any other business records or documents may be made for purposes other than for the Company’s business.

7.3	The MBM shall return all items pertaining to the Company or any of its affiliates at the location of its business offices at any time upon request of the Company and without solicitation in the event the MBM’s appointment is revoked, or this Service Contract is terminated, or the MBM is released from his obligation to work. The MBM shall have no right of retention to the above-mentioned items; no claim to compensation and no right to a replacement.

8.	Granting of Proprietary Rights

8.1	The MBM hereby irrevocably grants the Company the exclusive right, unrestricted as to time, territory and content, to use work products protected by copyright or ancillary rights (“Work Products”), which he creates in the course of performance of his contractual duties hereunder. This irrevocable and exclusive right shall take effect upon its creation. The MBM is not entitled to any other use of his Work Products. This grant includes the right of the Company to use any copyrights and ancillary rights in a tangible and intangible form, both within and outside Germany, and entitles the Company to assign and sublicense any such rights to any third person, irrespective of the scope of application of the sublicense as to time, territory and content.

The granting of rights includes, but is not limited to:

8.1.1	the right to permanently, temporarily and repeatedly reproduce publish and distribute any Work Products or parts hereof entirely or partly, irrespective of medium and form. This applies in particular to the print media, film, radio and/or digital media, public and private networks of every kind (Internet, Intranet, extranet, mobile data networks) as well as databases and electronic carrier media. This right also includes the right to digitize the Work Product;

8.1.2	the right to translate and edit Work Products or parts hereof as well as to reproduce and distribute the results of the translation and editing in terms of the above 8.1.1;

8.1.3	the right to exhibit and publicly present Work Products, including the right to provide access to them to any third person via public and private networks, in particular via Internet or any other interactive call or pull systems, and including the right to introduce the Work Products into and store them in such systems;

8.1.4	the right to join Work Products or parts hereof with other works, parts of works or any other information and to exploit, use or edit the result in any form, in particular in the actions mentioned above in 8.1.1 – 8.1.3.

8.2.	The MBM’s rights existing in accordance with Section 38 para. 1 sentence 2 German Copyright Act (Urheberrechtsgesetz) are explicitly excluded. Furthermore, the MBM waives any of his possible author’s personal rights existing with regard to the Work Products as far as they may affect the undisturbed use by the Company. In particular, the MBM waives his right to publish the Work Products and consents to modifications of his work within a scope customary in the industry. The MBM’s right to prohibit distortions, other impairments or uses which are capable endangering the legitimate intellectual and personal interests intrinsic to the work remain unaffected.

8.3	In addition, the MBM assigns all rights with regard to any data bases created within the scope of his contractual duties in such manner that the Company is the producer of the data bases according to Section 87a German Copyright Act (Urheberrechtsgesetz).

8.4	The MBM grants the Company the right to assign all of the rights referred to under the paragraphs 9.1 — 9.3 above to third parties and to permit them to exploit the Work Products both within and outside Germany.

8.5	The above granting of all rights to use and to exploit the Work Products is deemed to be remunerated in full by the salary agreed to in 4.

8.6	The MBM hereby irrevocably and completely grants the Company all patentable inventions, inventions that may be registered as utility models and suggestions for technical improvements made by the MBM as well as work products protected by industrial property rights. The MBM is obliged to immediately disclose to the Company any inventions and suggestions for technical improvement he makes within the scope of this Service Contract. The MBM will assist the Company with the registration of industrial property rights on behalf of the Company to the best of his ability, and will, in particular, make the necessary declarations to the respective registration authority and present the necessary documents.

8.7	In addition, all other work products created by the MBM during and in connection with this Service Contract belong to the Company and no additional remuneration shall be payable by the Company. The MBM is obliged to offer any other work products first to the Company for the purpose of exploitation.

9.	Term and Termination

9.1	This Service Contract is concluded for the time period of appointment of the MBM as member of the Management Board of the Company and will end without requiring termination by either Party upon the end of the appointment of the MBM or the revocation of appointment, or the MBM leaving the Company’s Management Board for other reasons (such as stepping down from office), whatever is earlier.

9.2	As of the effective date of revocation of appointment as Member of the Company’s Management Board the Company may revocably or irrevocably release the MBM from his obligation to work while continuing to pay his base salary according to clause 3.1, except that this Service Contract ends with the revocation anyway. Other benefits and advantages will not be granted during a release period.

In case of irrevocable release from the obligation to work any accrued vacation shall be set off against the release period. Any income received for providing service to a third party during a period of irrevocable release shall be deducted from the continued payment of the base salary. The MBM is obliged to inform the Company of such third party income without delay and without solicitation.

9.3	The MBM is aware that the Company currently is in the process of changing its legal form from a stock corporation (Aktiengesellschaft—AG) to a limited liability company in accordance with German law (Gesellschaft mit beschränkter Haftung—GmbH). It is expected that such transformation will be completed within a year. Upon such transformation being completed, it is intended to appoint the MBM as Managing Director (Geschäftsführer) of the GmbH. Upon such transformation this Service Contract shall not terminate with the end of the appointment of the MBM as member of the Company’s Management Board, but shall continue for an indefinite period of time, and may be terminated by either Party with a notice period of twelve months effective to the end of any given calendar month. The same notice period shall apply for either Party in case the MBM is not appointed Managing Director upon transformation into a GmbH or should a GmbH not be created. Upon continuation of this Service Contract after transformation its provisions shall apply mutatis mutandis insofar as they are specific to an AG and a member of the Management Board of an AG; in particular, references to the Supervisory Board shall be replaced by references to the shareholders of the GmbH, except that the GmbH then also has a supervisory board with similar tasks and scope.

9.4	Either Party’s right to terminate this Service Contract for important cause with immediate effect shall remain unaffected. An important cause shall in particular be deemed to exist in case the Supervisory Board or any other competent body revokes the appointment of the MBM.

9.5	Notice of termination must be given in written form.

9.6	If this Service Contract is validly and regularly terminated by the Company either (a) prematurely before the end of its applicable term or (b) in case of the Management Board Member continuing to act as Managing Director of the GmbH in accordance with Section 9.3 of this Service Contract, he shall receive a Severance Pay (as defined below), provided all of the following three conditions are met: (i) the Company releases the Management Board Member from his obligation to work in accordance with Section 9.2 of this Service Contract or terminates regularly in accordance with Section 9.3 of this Service Contract; (ii) the termination is made for reasons other than inability of the Management Board Member to provide his services under this Service Contract or violation of his contractual or legal duties; and (iii) the notice of termination is issued within one year following a Xerium Change of Control.

“Xerium Change of Control” shall mean any of the following which takes place after the date hereof: (i) any Person or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Act”), other than Xerium Technologies, Inc. or any of its subsidiaries or any trustee or other fiduciary holding securities under an employee benefit plan of Xerium Technologies, Inc. or one of its subsidiaries or any Apax Party becomes a beneficial owner, directly or indirectly, in one or a series of transactions, of securities representing fifty percent (50%) or more of the total number of votes that may be cast for the election of directors of Xerium Technologies, Inc.; (ii) any merger or consolidation involving Xerium Technologies, Inc. or any sale or other disposition of all or substantially all of the assets of Xerium Technologies, Inc., or any combination of the foregoing, occurs and the beneficial owners of Xerium Technologies, Inc.’s voting securities outstanding immediately prior to such consolidation, merger, sale or other disposition do not, immediately following the consummation of such consolidation, merger, sale or other disposition, hold beneficial ownership, directly or indirectly, of securities representing fifty percent (50%) or more of the total number of votes that may be cast for election of directors of the surviving or resulting corporation in the case of any merger or consolidation or of the acquiring Person or Persons in the case of any sale or other disposition; or (iii) within twelve (12) months after a tender offer or exchange offer for voting securities of Xerium Technologies, Inc. (other than by Xerium Technologies, Inc. or any of its Subsidiaries), individuals who are Continuing Directors shall cease to constitute a majority of the Board of Directors of Xerium Technologies, Inc. For the purpose of this definition, (i) the term “beneficial owner” (and correlative terms, including “beneficial ownership”) shall have the meaning set forth in Rule 13d-3 under the Act, (ii) “Apax Party” means Apax WW Nominees Ltd., Apax-Xerium APIA LP, Apax Europe IV GP and their respective affiliates and (iii) “Continuing Director” means each individual who was a director of Xerium Technologies, Inc. immediately prior to the event in question and each individual whose election as a director by the Board of Directors of Xerium Technologies, Inc. or whose nomination for election by the stockholders of Xerium Technologies, Inc. was approved by a vote of two-thirds of the directors then still in office who were directors immediately prior to such event or whose election or nomination was previously so approved.

The “Severance Pay” shall amount to six months base salary. The resulting net amount after legally required deductions and withholdings shall be paid with the last salary payment made to the Management Board Member at the end of his notice period. For the avoidance of doubt it is agreed that a termination for exceptional cause in accordance with Section 9.4 of this Service Contract shall in no case entitle the Management Board Member to a Severance Pay.

10.	Final Provisions

10.1	This Service Contract represents the entire agreement and understanding of the Parties. Chargeable times of previous employment do not exist.

10.2.	Any amendments of or additions to this Service Contract, including this clause on written form, are only effective if made in written form.

10.3.	If one of the provisions of this Service Contract is held to be invalid, the remaining provisions will remain valid. The invalid provision shall be replaced by a valid one, which is as close as possible to the economic effect of the invalid provision. The same shall apply in the event that the Service Contract is found to be incomplete.

10.4	In the event of disputes in connection with this Service Contract the place of jurisdiction shall be the corporate seat of the Company.

10.5	This Service Contract shall be governed and construed in accordance with the laws of the Federal Republic of Germany.

March 12, 2008 Youngsville, North Carolina USA	Germany 12 March 2008
Place, Date	Place, Date

/s/ Stephen R. Light	/s/ Peter Williamson
Company, represented by its	MBM
Supervisory Board, in turn represented
by its Chairman Stephen R. Light